FS Investment Corporation III 8-K

Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC III Announces Details of

Second Quarter Earnings Release and Conference Call

PHILADELPHIA, PA, July 23, 2014 – FS Investment Corporation III (“FSIC III”) announced that it will host a conference call to discuss its financial results for the quarter ended June 30, 2014 on Tuesday, August 26, 2014 at 10:00 a.m. Eastern Time. Prior to the call, FSIC III will report its financial highlights for the quarter ended June 30, 2014.

In order to participate, interested parties should dial 1 (800) 446-2782 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 37738620 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under FSIC III’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FS Investment Corporation III

FSIC III is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC III focuses primarily on investing in the debt securities of private U.S. companies, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $69.5 billion in assets under management as of June 30, 2014, is the credit platform of Blackstone.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $11 billion in assets as of March 31, 2014. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.